AUTHORIZATION TO SIGN SEC FORMS 3 AND 4 AND
NOTICE OF PROPOSED SALE OF SECURITIES (FORM 144)


The undersigned, as an officer and/or director of Albany International Corp., a Delaware corporation
("the Company"), hereby authorizes CHARLES J. SILVA,
JR., JOSEPH M. GAUG AND KATHLEEN M. TYRRELL, and each of them with full power to act without the others, to sign and file, or cause to be filed, on behalf of the undersigned, any forms and other documents, including without limitation, Forms
3 and 4 or any other forms hereafter substitute therefor, required or permitted to be filed by the undersigned pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or rules or regulations promulgated thereunder, and Notice of Proposed Sale of Securities pursuant to Rule 144 under the Securities Act of 1933.

The authorization of a person named above shall automatically terminate at such time as such person ceases to be an employee of the Company.
The undersigned may terminate the authorization of any such person at any time by delivering written notice of termination to the Company.




Date  September 8, 2016
/s/ Andrew William Higgins